Exhibit 10.1



                 DESCRIPTION OF MAURICIO BARBERI'S COMPENSATION


      Mauricio Barberi is serving as Senior Vice President of Marketing of Mobius Management Systems, Inc. (the "Company") pursuant to an offer from the Company which includes the following principle terms:

      o     Starting annual salary: $200,000 paid in semi-monthly installments.

      o Annual incentive compensation: an annual total of up to $75,000, or more, paid during the year if certain corporate and individual objectives are met in accordance with the Company's executive compensation incentive plan.

      o Stock options: 75,000 options in Mobius stock, (subject to approval of the Mobius Board of Directors) to be granted in accordance with the Mobius options program. These options are ISO qualified and non-qualified options (depending on applicable laws and regulations) and vest over five years as follows: 20% at the end of the first year and 5% each quarter thereafter while Mr. Barberi is employed by Mobius.

      Mr. Barberi will participate in the Company's benefits program generally available to the Company's employees.

      Employment and compensation with the Company are "at will" in that they can be terminated with or without cause, and with or without notice, at any time, at the option of either Mobius or Mr. Barberi. There is no express and/or implied contract of employment with Mobius.


Dated:  February 28, 2005